Exhibit (b)(2)

This instrument prepared by
and after recording, return to:
Christopher W. Rosenbleeth, Esquire
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103

MORTGAGE AND SECURITY AGREEMENT

This Mortgage Secures Future Advances

THIS MORTGAGE AND SECURITY AGREEMENT (the “Mortgage”) is entered into as of June 26, 2007, by HUDSON TECHNOLOGIES COMPANY, a Tennessee corporation (“Mortgagor”), having an address of 275 North Middletown Road, Pearl River, New York 10965, in favor of KELTIC FINANCIAL PARTNERS, LP, a Delaware limited partnership (“Mortgagee”), having offices at 580 White Plains Road, Suite 610, Tarrytown, New York 10591.

WITNESSETH

Mortgagee has entered into certain financing arrangements with Mortgagor, pursuant to a certain Amended and Restated Loan Agreement dated as of the date hereof between Mortgagor and Mortgagee (the “Loan Agreement”). In connection with the Loan Agreement, and as further evidence of the financing arrangements pursuant thereto, Mortgagor has executed and delivered to Mortgagee (i) an amended and restated revolving note dated the date hereof in the original principal amount of up to $10,000,000, (ii) an amended and restated term note dated the date hereof in the original principal amount of $2,500,000 (as the same may be amended, restated, modified and/or supplemented from time to time, “Term Note A”) and (iii) a term note dated the date hereof in the original principal amount of $4,500,000 (as the same may be amended, restated, modified and/or supplemented from time to time, “Term Note B”) (Term Note A and Term Note B are sometimes referred to herein as the “Notes”). The Loan Agreement, the Notes, this Mortgage, together with any and all related agreements, documents and instruments collateral thereto or contemplated thereby, now or hereafter executed and/or delivered in connection therewith or otherwise related thereto, as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced, are sometimes hereinafter collectively referred to as the “Documents”. Pursuant to the Documents, Mortgagor is indebted to Mortgagee up to a total maximum principal amount of $11,500,000, together with interest accrued and accruing thereon at the rate set forth in the Documents and other sums and charges provided for herein and in the other Documents (such obligations, together with interest accruing thereon at the rate set forth below, and other sums and charges due in connection therewith, shall be collectively referred to as the “Secured Obligations”). The rate or rates of interest charged under the Documents are disclosed in Schedule 1 attached hereto and made a part hereof. The maturity date of the Obligations (hereinafter defined) under the Notes is June 26, 2010, subject to the terms and conditions set forth in the Loan Agreement.

Exhibit (b)(2)

NOW, THEREFORE, in order to secure the full and prompt payment and performance by Mortgagor of all of the Secured Obligations due or to become due under the Documents, or otherwise due or to become due under this Mortgage, or any extensions or modifications thereof or hereof, including all future advances, as well as to secure the performance of all of Mortgagor’s covenants and agreements contained in this Mortgage, and the other Documents, or any amendments thereof, including without limitation, any advances made, with respect to the Mortgaged Property described below, for the payment of taxes, assessments, maintenance charges, insurance premiums or costs incurred for the protection of the Mortgaged Property or the lien of this Mortgage, expenses incurred by Mortgagee by reason of the default of Mortgagor, or payment of all other sums advanced in accordance with this Mortgage to protect Mortgagee’s security, with interest on those sums, and all other obligations, liabilities and indebtedness of every kind, nature or description owing by Mortgagor to Mortgagee and/or its affiliates, including principal, interest, charges, fees and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under any of the Documents or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Documents or after the commencement of any case with respect to Mortgagor under the United States Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended, and whether arising directly or howsoever acquired by Mortgagee including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of Mortgagee in the obligations of Mortgagor to others, assumption, operation of law, subrogation or otherwise (the Secured Obligations, all of the foregoing and all interest thereon at the Default Interest Rate (defined below) from the date of demand for payment hereunder plus any and all costs of collection hereunder (including without limitation attorney’s fees and other expenses) are hereinafter referred to as the “Obligations”), and in consideration of the further sum of One Dollar ($1.00) to Mortgagor in hand well and truly paid by Mortgagee at or before the ensealing and delivery hereof, the receipt whereof is hereby acknowledged, Mortgagor does hereby convey, mortgage, warrant, assign, transfer, pledge and deliver to Mortgagee, its successors and assigns, and grant unto Mortgagee, its successors and assigns, a security interest in all that certain property located in the City of Champaign, County of Champaign, State of Illinois, all as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Real Estate”);

TOGETHER with the appurtenances and all the estates and rights of Mortgagor in and to the Real Estate, including, without limitation, the rents, reversions, remainders, easements, issues and profits arising or issuing from the Real Estate and the improvements thereon including, but not limited to the rents, issues and profits arising or issuing from all insurance policies, sale agreements, licenses, options, leases and subleases now or hereafter entered into covering any part of the Real Estate or the buildings, structures and improvements thereon, all of which insurance policies, sale agreements, licenses, options, leases, subleases, rents, issues and profits are hereby assigned and shall be caused to be assigned to Mortgagee by Mortgagor. Mortgagor will execute and deliver to Mortgagee on demand such assignments as Mortgagee may require to implement this assignment;

TOGETHER with all the right, title and interest of Mortgagor in and to all streets, roads and public places, opened or proposed, adjoining the Real Estate, and all easements and rights of way, public or private, now or hereafter created or used in connection therewith;

TOGETHER with all the right, title and interest of Mortgagor, now owned or hereafter acquired, in and to any and all sidewalks and alleys adjacent to the Real Estate;

TOGETHER with all buildings and improvements of every kind and description now or hereafter erected or placed on the Real Estate;

TOGETHER with all of Mortgagor’s right, title and interest now owned or hereafter acquired in and to all heating, plumbing, sprinkler, water, gas, electric power, lighting and air conditioning equipment, elevators, machinery, fixtures, equipment, furniture, building materials of any kind or nature now affixed or attached to the Real Estate together with all replacements thereof and additions thereto at any time hereafter affixed or attached to the Real Estate, buildings, structures and improvements (hereinafter collectively called “Personal Property”), all of which Mortgagor represents and warrants is and will be owned by Mortgagor free from any prior conditional sales, chattel mortgages, security interests, liens, pledges, hypothecations, charges or encumbrances except for any purchase money liens and those liens, encumbrances and other matters affecting title to the Mortgaged Property (hereinafter defined) set forth on Exhibit B attached hereto and made a part hereof (the “Permitted Encumbrances”), and is intended to be subject to the lien of this Mortgage as if part of the Real Estate. This provision shall be self-operative and this Mortgage, to the extent that any such Personal Property or other property subject to this Mortgage shall not be deemed to be part of the Real Estate, shall constitute a security agreement under the applicable Uniform Commercial Code (“UCC”), and Mortgagor shall execute and deliver to Mortgagee on demand, and hereby irrevocably appoints Mortgagee, or any person designated by Mortgagee, the attorney-in-fact of Mortgagor to execute, deliver and file such financing statements and other instruments as Mortgagee may reasonably require in order to perfect and maintain such security interest under the applicable UCC);

Exhibit (b)(2)

TOGETHER with all general intangibles, accounts, contract rights, accounts receivable, agreements of sale, and claims of any sort relating to or arising out of the Real Estate whether now owned or hereafter acquired;

TOGETHER with (this grant constituting the grant of a security interest) any and all awards, damages, payments and other compensation, and claims therefor and rights thereto, which may result from a taking or injury by virtue of the exercise of the power of eminent domain of or to, or from any damage, injury or destruction by casualty or otherwise caused to, the Real Estate, any buildings or improvements thereon, any appurtenances or improvements thereto, and any Personal Property, or any part thereof, including insurance proceeds, or from any change of grade or vacation of any street abutting thereon, all of which are hereby assigned to Mortgagee to the fullest extent permitted by law, Mortgagee being hereby irrevocably appointed attorney-in-fact for Mortgagor to collect and receive any such awards, damages, payments and compensation from the authorities or insurers making the same, and to give receipts and acquittances therefor, and to institute, appear in and prosecute any proceeding therefor, it being agreed that all sums collected by or paid to Mortgagee pursuant to this assignment, net of any cost incurred by Mortgagee in collecting the same (including attorneys’ fees), shall be applied to the payment of the Obligations whether or not then due and payable, or to the restoration, if applicable, of the Mortgaged Property (as hereinafter defined), as Mortgagee shall elect, unless otherwise set forth herein;

TOGETHER with any and all proceeds (including insurance and condemnation proceeds and proceeds of other proceeds) of any of the foregoing;

All of the property and rights hereinabove described or mentioned being hereinafter collectively called the “Mortgaged Property”. For purposes of Section 2.10 hereof, that portion of the Personal Property relating to the operation of the building and improvements erected or placed on the Real Estate (e.g., heating, plumbing, electrical, etc.), as opposed to the operation of the Mortgagor’s business thereat (e.g., reclamation equipment, tanks, etc.), shall be sometimes referred to as herein as the “Building Personal Property”).

UNDER AND SUBJECT TO that certain Commercial Mortgage dated May 27, 2005, from Mortgagor in favor of Busey Bank, recorded on June 2, 2005, as Instrument No. 2005R14874, in the Office of the Champaign County Recorder (the “Senior Mortgage”).

Among other things, this Mortgage secures not only present indebtedness but also future advances, whether such future advances are obligatory or to be made at the option of Mortgagee or otherwise, as are to be made within twenty (20) years of the date hereof. The amount of the Obligations secured hereby may increase or decrease from time to time, however, the principal amount of such Obligations shall not at any time exceed the amount of $100,000,000, plus interest thereon, and other costs, amounts and disbursements provided for herein and in the other Documents. Mortgagor agrees that full repayment of the Obligations secured hereby at any time shall not extinguish the security of this Mortgage for obligations which Mortgagor may subsequently incur to Mortgagee.

Exhibit (b)(2)

Mortgagee may (but is not obligated to) make an advance or advances to pay interest, penalties, fees, charges or other obligations which Mortgagor may owe Mortgagee, and all such advances shall be secured by this Mortgage with lien priority from the time this Mortgage was left for record. If Mortgagee makes such an advance after having notified Mortgagor of a default under this Mortgage or the Obligations, any such advances shall be treated as expenses incurred by Mortgagee by reason of Mortgagor’s default under this Mortgage.

AND, at all times until the Obligations are paid in full with interest, and faithfully and strictly performed, Mortgagor does hereby covenant, promise and agree with Mortgagee as follows:

ARTICLE I

Covenants As To Taxes and Assessments

1.1 Mortgagor will pay and discharge (i) all of the general and special taxes, levies and assessments heretofore or hereafter charged, assessed or levied against the Mortgaged Property or any part thereof by any lawful authority, or which otherwise may become a lien thereon (all of which are herein collectively called the “Taxes”); and (ii) all water and sewer rents and all charges for utilities, whether public or private, which may be assessed or become liens on the Mortgaged Property (collectively, the “Rents”), not less than ten (10) days before the date on which any interest or penalties shall commence to accrue thereon, and produce to Mortgagee evidence of each such payment not less than ten (10) days after such payment is made. Upon default of any of the above-described payments, Mortgagee may, but shall not be obligated to, pay the same, and such payment by Mortgagee shall be repaid by Mortgagor to Mortgagee on demand, shall be secured hereby, and shall bear interest at the lesser of the following rates: (a) the Loan Interest Rate (as defined in the Loan Agreement) plus three and one-half percent (3.50%) or (b) the maximum amount permitted by applicable law to be contracted for, charged or received (herein the “Default Interest Rate”) from the date Mortgagee makes such payment until such sums are repaid in full. Mortgagor shall promptly cause to be paid and discharged, any lien or charge whatsoever which by any present or future law may be or become superior to, or on parity with, either in lien or in right of distribution out of the proceeds of any judicial sale of the Mortgaged Property, the liens created hereby. Mortgagor will cause to be paid, when due, all charges for utilities whether public or private.

1.2 Upon the request of Mortgagee, but subject to the terms and conditions of the Senior Mortgage, Mortgagor will pay to Mortgagee, on the first day of each month, a sum equal to one-twelfth (1/12) of the Taxes, Rents, payments in lieu thereof, all applicable insurance payments and premiums, and any other lien, claim, or encumbrance which may at any time be or become a lien on the Mortgaged Property prior to, or on parity with, the lien of this Mortgage so as to enable Mortgagee to pay the same at least thirty (30) days before they become due. No amounts so paid shall be deemed to be trust funds and may be commingled with general funds of Mortgagee and no interest shall be payable thereon. If at any time the whole amount of the then remaining indebtedness under the Obligations shall become due and payable, Mortgagee shall have the right, at its election, to apply any amounts so held against all or any of the Obligations and any interest thereon in payment of the premiums or payments for which the amounts were deposited. Mortgagor will furnish to Mortgagee bills for Taxes and Rents in sufficient time to enable Mortgagee to pay such Taxes, Rents and levies, charges, and fees related thereto, before any interest or penalty accrues thereon.

Exhibit (b)(2)

1.3 Mortgagor covenants and agrees to pay to Mortgagee the principal and interest hereby secured without deduction or credit for any amount for Taxes assessed or to be assessed against the Mortgaged Property.

ARTICLE II

General Representations and Covenants of Mortgagor

2.1 Mortgagor will observe and perform all of the terms, covenants and conditions on the part of Mortgagor to be observed and performed under this Mortgage and shall pay and faithfully and strictly perform all of the Obligations.

2.2 Mortgagor represents, warrants and covenants that it has good and marketable fee simple title to the Mortgaged Property, subject to no liens, claims, security interests, pledges, hypothecations or other encumbrances or charges senior to, or on parity with, in priority, the lien created hereby, other than the Permitted Encumbrances. Mortgagor represents and warrants that it has full power and lawful authority to execute and deliver this Mortgage and to mortgage to Mortgagee all of the property and rights purported to be mortgaged by it hereunder. Mortgagor will forever warrant and defend the title to the Mortgaged Property unto Mortgagee against the claims and demands of all persons whomsoever.

2.3 Mortgagor will not, without the prior written consent of Mortgagee, cause or permit any building or improvement comprising part of the Mortgaged Property to be removed, demolished, or structurally altered in whole or in part, or any material fixture therein to be removed or destroyed. Mortgagor will not abandon the Mortgaged Property or cause or permit any waste thereto and will at all times maintain the Mortgaged Property in substantially its current condition, normal wear and tear excepted.

2.4 Throughout the term of this Mortgage, Mortgagor, at its sole cost and expense, will maintain the Mortgaged Property and the sidewalks and curbs, if any, adjoining the Mortgaged Property, in good order and condition, and make all necessary repairs thereto, interior and exterior (including parking areas), structural and non-structural, ordinary and extraordinary, and unforeseen and foreseen. All repairs made by Mortgagor shall be at least equal in quality and class to the original work. The necessity for and adequacy of repairs and construction to and of the buildings and improvements pursuant to this Mortgage shall be measured by the standard which is appropriate for structures of similar construction and class, provided that Mortgagor shall in any event make all repairs necessary to avoid any structural damage or injury to the buildings and improvements to keep the buildings and improvements in a proper condition.

2.5 Mortgagor will permit Mortgagee and Mortgagee’s representatives to enter the Mortgaged Property at any time or from time to time to inspect the same. In case of any Event of Default (as hereinafter defined) Mortgagee may, at its option, enter the Mortgaged Property to protect, restore or repair any part thereof, but Mortgagee shall be under no obligation to do so. Mortgagor will repay to Mortgagee on demand any sums paid by Mortgagee to protect, restore or repair any part of the Mortgaged Property, with interest thereon at the Default Interest Rate, and until so paid, the same shall be secured by this Mortgage and by all liens granted under any of the other Documents.

Exhibit (b)(2)

2.6 Throughout the term of this Mortgage, Mortgagor, at its sole cost and expense, shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to the Mortgaged Property, the maintenance and use thereof and the sidewalks and curbs adjoining the Mortgaged Property whether or not such law, ordinance, order, rule, regulation or requirement shall necessitate structural changes or improvements, or the removal of any encroachments or projections, ornamental, structural or otherwise, onto or over property contiguous or adjacent thereto, any such structural changes or improvements or removal of encroachments to be performed with the consent of Mortgagee, which consent will not be unreasonably withheld. Mortgagor will comply with all orders and notices of violation thereof issued by any governmental authority. Mortgagor will pay all license fees and similar municipal charges for the use of the Mortgaged Property and the other areas now or hereafter comprising part thereof or used in connection therewith and will not, unless so required by any governmental agency having jurisdiction, discontinue use of the Mortgaged Property without prior written consent of Mortgagee. If Mortgagor shall fail to perform any covenant herein, Mortgagee may (but shall be under no obligation to) perform such covenant for the account of Mortgagor and any sums paid by Mortgagee in such event shall be repaid by Mortgagor to Mortgagee with interest thereon at the Default Interest Rate and, until so paid, the same shall be secured by this Mortgage.

2.7 Without the prior written consent of Mortgagee or except as permitted in Section 9.3 of the Loan Agreement, Mortgagor will abstain from and will not cause or permit any sale, exchange, assignment, transfer or conveyance (whether by deed, easement, lease, or other instrument) or the mortgaging, pledging, hypothecating or other encumbering, directly or indirectly, other than the lien of the Senior Mortgage (individually or collectively, a “Transfer”) of the Mortgaged Property, or any part thereof, or any beneficial or legal interest therein, voluntarily or by operation of law. For the purposes of this paragraph, the liquidation and/or dissolution of Mortgagor, the merger or acquisition of Mortgagor with or by another entity, or any reorganization, recapitalization or restructuring of Mortgagor, shall constitute a Transfer of the Mortgaged Property. If any Transfer occurs without the prior written consent of Mortgagee or except as permitted in Section 9.3 of the Loan Agreement, then the entire principal indebtedness of Mortgagor secured hereby shall, at the option of Mortgagee, immediately become due and payable, without demand, together with all other sums required to be paid by Mortgagor hereunder. Mortgagor shall immediately give written notice to Mortgagee in the manner provided herein for notices of any Transfer.

2.8 Mortgagor shall promptly pay upon demand and presentation of invoices or bills, with interest thereon at the Default Interest Rate, all expenses and costs incurred by Mortgagee, including reasonable attorneys’ fees in connection with any action, proceeding, litigation or claim instituted or asserted by or against Mortgagee or in which Mortgagee becomes engaged, wherein it becomes necessary in the reasonable opinion of Mortgagee to defend or uphold the lien of this Mortgage, or the validity or effectiveness of any assignment of any claim, award, payment, property damage, insurance policy or any other right or property conveyed, encumbered or assigned by Mortgagor to Mortgagee hereunder, or the priority of any of the same, and all such expenses and costs, and interest thereon, may be added to and become part of the principal indebtedness of Mortgagor hereunder, bear interest at the Default Interest Rate and be secured by this Mortgage.

2.9 To further secure payment of the Obligations, subject to the terms and conditions of the Senior Mortgage, Mortgagor hereby pledges, assigns and grants to Mortgagee a continuing security interest in and lien on all of the Personal Property and all proceeds (including insurance proceeds and proceeds of proceeds) of all of the foregoing. The parties hereto agree that the security interest created hereunder is valid under the applicable UCC and is a presently existing security interest and attaches to the Personal Property as of the date hereof.

Exhibit (b)(2)

2.10 Mortgagor will not, without the prior written consent of Mortgagee, create or suffer to be created any security interest under the applicable UCC, or other encumbrance in favor of any party other than Mortgagee, or create or suffer any reservation of title by any such other party, with respect to any of the Building Personal Property nor shall any of the Building Personal Property be the subject matter of any lease or other transaction whereby the ownership or any beneficial interest in any of such Building Personal Property is held by any person or entity other than Mortgagor (or Mortgagee as provided herein). All such Building Personal Property shall be purchased for cash or in such manner that no lien shall be created thereon except the lien of this Mortgage, unless Mortgagee shall agree in writing to the contrary before a contract to purchase any such Building Personal Property is executed. Mortgagor will deliver to Mortgagee on demand, any contracts, bills of sale, statements, receipted vouchers or agreements, under which Mortgagor claims title to any Building Personal Property incorporated in the improvements or subject to the lien of this Mortgage.

2.11 Mortgagor shall, at its expense, promptly upon request of Mortgagee (i) do all acts and things, including but not limited to the execution of any further assurances, deemed necessary by Mortgagee, to establish, confirm, maintain and continue the lien created and intended to be created hereby, all assignments made or intended to be made pursuant hereto, and all other rights and benefits conferred or intended to be conferred on Mortgagee hereby, and Mortgagor shall pay all costs incurred by Mortgagee in connection therewith, including all filing and recording costs, cost of searches, and reasonable counsel fees incurred by Mortgagee; and (ii) furnish Mortgagee with a written certification signed by Mortgagor, as to all then existing leases for space covering any part of the Mortgaged Property, the names of the tenants, the rents payable thereunder and the dates to which such rents are paid, together with executed copies of all such leases. The foregoing shall not operate as a consent to leases or as a waiver of other provisions of this Mortgage or any related agreement of Mortgagor.

2.12 Mortgagor will promptly perform and observe, or cause to be performed or observed, all of the terms, covenants and conditions of all instruments of record affecting the Mortgaged Property, noncompliance with which may affect the security of this Mortgage or which may impose any duty or obligation upon Mortgagor or any lessee or other occupant of the Mortgaged Property or any part thereof, noncompliance with which may affect the security of this Mortgage, and Mortgagor shall do or cause to be done all things necessary to preserve intact and unimpaired any and all easements, appurtenances and other interests and rights in favor of or constituting any portion of the Mortgaged Property.

2.13 (a) The assignment of rents, issues and profits contained in the granting clauses of this Mortgage shall be fully operative without any further action on the part of either party, it being intended that such grant shall constitute an absolute and present assignment of rents. Specifically, Mortgagee shall be entitled, at its option, upon the occurrence of an Event of Default hereunder, to all rents, income and other benefits from the Mortgaged Property, whether or not Mortgagee takes possession of such Mortgaged Property. Such assignment and grant shall continue in full force and effect until the Obligations are paid and satisfied in full and all obligations of Mortgagee under the Note have been terminated, the execution of this Mortgage constituting and evidencing the irrevocable consent of Mortgagor to the entry upon and taking possession of the Mortgaged Property by Mortgagee pursuant to such grant, whether or not foreclosure proceedings have been instituted. Mortgagor does hereby irrevocably appoint Mortgagee and/or its attorney or agent to do the following after the occurrence of an Event of Default: collect said rents, with or without suit, and apply the same, less all expenses of collection, to the said indebtedness, to management, maintenance and repair of the Real Estate and the contents thereof, and to protecting the security of Mortgagee in such manner as Mortgagee may elect; provided, however, that until there occurs an Event of Default under the terms of this Mortgage, Mortgagor may continue to collect and enjoy the current rents without accountability to Mortgagee. During any period that Mortgagee collects rents pursuant to this paragraph, Mortgagee shall be entitled to retain ten percent (10%) of such rents in payment for the services of Mortgagee in relation to the Mortgaged Property, which sum Mortgagor agrees is a fair and reasonable charge. Except to the extent otherwise agreed in writing by Mortgagee, the taking of possession and collection of rents by Mortgagee as aforesaid shall not be construed to be an affirmation of or acceptance of any attornment with respect to any lease of the Real Estate or any part thereof. Except to the extent otherwise agreed in writing by Mortgagee, Mortgagee or any other purchaser at any foreclosure sale may (if otherwise entitled to do so) exercise the right to terminate any such lease as though such taking of possession and collection of rents had not occurred. Mortgagee shall be liable to account only for such rents, issues, and profits as are actually received by Mortgagee. The foregoing shall not operate as a consent to leases or as a waiver of other provisions of this Mortgage or any related agreement of Mortgagor.

Exhibit (b)(2)

(b) In connection with the foregoing, after the occurrence of an Event of Default: (1) Mortgagor hereby irrevocably authorizes Mortgagee to endorse Mortgagor’s name on checks, bank drafts, and other instruments received in payment of the rents; and (2) Mortgagee may take possession of and open any mail addressed to Mortgagor received at the Real Estate, in order to effect collection of rents and to remove, collect and apply all payments therein contained, but Mortgagee agrees to make available to Mortgagor any mail which is not related to tenant leases. This assignment of rents and these powers of attorney are coupled with an interest; shall be in addition to all other remedies herein and by law provided for upon an Event of Default; and may be put into effect independently of or concurrently with any or all of said remedies. No liability shall attach to Mortgagee for failure, refusal or inability to collect any rents herein assigned, for the manner of collection thereof or for the failure on the part of Mortgagee to perform any of Mortgagor’s obligations as landlord under any existing or future lease. This assignment, lien and power of attorney shall apply to all rents heretofore or hereafter accruing from present and future leases and renewals thereof of all or any part of the Real Estate or the buildings and improvements thereon.

2.14 Except as set forth in the Senior Mortgage, Mortgagor will not assign the rents of the Mortgaged Property or any part thereof other than to Mortgagee, nor consent (other than in the ordinary course of business or in the event the lease is terminated pursuant to the terms thereof) to the cancellation, modification or surrender of any lease now or hereafter covering the Mortgaged Property, or any part thereof; nor accept any prepayment of rents under any such lease more than one month in advance; and any such purported assignment, cancellation, modification, surrender or prepayment made without consent of Mortgagee shall be void as against Mortgagee.

2.15 Mortgagor shall, within three (3) days following the written request of Mortgagee, furnish a duly acknowledged written statement to Mortgagee, or any proposed assignee of this Mortgage, setting forth the amount of the Obligations and stating either that no off-sets or defenses exist against the Obligations, or, if such off-sets or defenses are alleged to exist, the nature and amount thereof.

2.16 Mortgagor agrees not to do or suffer any act or thing which would impair the security of the Obligations or of the lien of this Mortgage upon the Mortgaged Property, or the rents, issues or profits thereof.

ARTICLE III

Insurance, Damage or Destruction

3.1 Mortgagor will insure itself, Mortgagee, and the Mortgaged Property against such perils and to such limits as Mortgagee shall reasonably require. All such insurance shall be in such forms and with such companies, and written in such amounts and with such deductibles and endorsements, as may be reasonably satisfactory to Mortgagee from time to time, and losses thereunder shall be payable to Mortgagee under a standard form of mortgagee endorsement and shall require that the insurer provide Mortgagee with thirty (30) days notice in the event of cancellation or change to the scope or limits of the insurance coverage. Mortgagor shall deliver to Mortgagee at least annually current certificates of coverage addressed to Mortgagee, showing that the coverage required hereunder has been established for at least twelve (12) additional months and that the entire premium for such twelve (12) month period has been prepaid, and confirming that Mortgagee is the mortgagee and loss payee under such policy.

Exhibit (b)(2)

3.2 Mortgagor will promptly notify Mortgagee of any loss thereunder, and Mortgagee may, after notice of its intention to do so to Mortgagor, make proof of loss thereof if not made within a reasonable time by Mortgagor. Mortgagee may, after notice of its intention to do so to Mortgagor, on behalf of Mortgagor adjust and compromise any claims under such insurance and collect and receive the proceeds thereof and endorse drafts and Mortgagee is hereby irrevocably appointed attorney-in-fact of Mortgagor for such purposes. Mortgagee may deduct from such proceeds any expenses properly incurred by Mortgagee in collecting same, including reasonable counsel fees. Mortgagee shall hold such proceeds for the purposes set forth in Article V of this Mortgage.

3.3 Mortgagor will not maintain any other insurance on the Mortgaged Property competing or contributing, in right of payment or otherwise, with any of the insurance required to be afforded to Mortgagee hereunder unless Mortgagee is made the loss payee under such other insurance. Mortgagor hereby assigns to Mortgagee all returned or unearned premiums which may be due upon the cancellation of any such policies for any reason whatsoever and hereby directs the insurer thereunder to pay to Mortgagee any amount so due, provided that so long as there does not exist any Event of Default, or any event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default, Mortgagee agrees immediately to refund to Mortgagor any such returned or unearned premium actually received by Mortgagee. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact to endorse any draft or check which may be payable to such Mortgagor in order to collect any such returned or unearned premium or the proceeds of any such insurance. The balance of any insurance proceeds remaining after payment in full of the Obligations shall be refunded to Mortgagor.

3.4 If Mortgagor shall fail to procure, pay for and deliver to Mortgagee any policy or policies of insurance or renewals thereof, Mortgagee may at its option, but shall be under no obligation to do so, effect such insurance and pay the premiums therefor, and Mortgagor will repay to Mortgagee on demand any premiums so paid, with interest, at the Default Interest Rate, and until so paid, the same shall be secured by this Mortgage. Unless Mortgagor provides Mortgagee with evidence of the insurance coverage required by this Mortgage, Mortgagee may purchase insurance at Mortgagor's expense to protect Mortgagee's interests in the Mortgaged Property. This insurance may, but need not, protect Mortgagor's interest. The coverage that Mortgagee purchases may not pay any claim that Mortgagor may make or any claim that is made against Mortgagor in connection with the Mortgaged Property. Mortgagor may later cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence that Mortgagor has obtained insurance as required by this Mortgage. If Mortgagee purchases insurance for the Mortgaged Property, Mortgagor will be responsible for the costs of such insurance, including interest and any other charges that may be imposed in connection with the placement of such insurance, until the effective date of the cancellation or expiration of such insurance. Without limitation of any other provision of this Mortgage, the cost of such insurance shall be added to the indebtedness secured hereby. The cost of the insurance may be more than the cost of insurance Mortgagor may be able to obtain on its own.

3.5 Upon the written request of Mortgagee, but subject to the terms and conditions of the Senior Mortgage, Mortgagor will pay to Mortgagee monthly, a sum equal to one-twelfth (1/12) of the annual premiums for the insurance required to be maintained under this Mortgage. The terms and conditions of Section 1.2 hereof relating to payments of Taxes, Rents and other similar charges shall also apply to insurance premium payments made pursuant to this section.

Exhibit (b)(2)

ARTICLE IV

Condemnation

4.1 Mortgagor, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property or any part thereof shall notify Mortgagee of the pendency of such proceedings. Unless and until Mortgagee shall notify Mortgagor of Mortgagee’s intent to appear and prosecute such proceedings, pursuant to the appointment and assignment given herein by Mortgagor to Mortgagee, Mortgagor may appear in and prosecute such proceedings in any lawful manner; provided, however, that Mortgagor shall have no right or authority to execute any instrument of conveyance or confirmation in favor of the condemnor except subject hereto, nor to accept any payment or settle or compromise any claim of Mortgagor arising out of such condemnation proceedings without the consent of Mortgagee. Mortgagee’s election not to appear in or prosecute such proceedings shall not diminish any right Mortgagee may have to receive any amount paid in connection with such condemnation and to apply such funds as herein provided.

ARTICLE V

Distribution Upon Damage, Destruction or Condemnation

5.1 In the event the whole or materially all of the Mortgaged Property shall be destroyed or damaged, Mortgagee shall have the right to collect the proceeds of any insurance and to retain and apply such proceeds, at its election, to the reduction of the Obligations or to restoration, repair, replacement, rebuilding or alteration (herein sometimes collectively called the “Restoration”) of the Mortgaged Property. In the event the whole or materially all of the Mortgaged Property shall be taken in condemnation proceedings or by agreement between Mortgagor and Mortgagee and the condemning authority, Mortgagee shall apply such award or proceeds thereof first to payment of the Obligations, and any balance then remaining shall be paid to Mortgagor. For the purposes of this Article V, “materially all of the Mortgaged Property” shall be deemed to have been damaged, destroyed or taken if the portion of the Mortgaged Property not so damaged, destroyed or taken cannot be repaired or reconstructed so as to constitute a complete structure and facility usable in substantially the manner as prior to the damage, destruction or taking.

5.2 So long as no Event of Default has occurred, in the event of partial destruction or partial condemnation, all of the proceeds or awards shall be collected and held by Mortgagee, and shall be applied by Mortgagee to the payment of the Restoration, from time to time as the Restoration progresses, upon the written request of Mortgagor, so long as:

(a) such proceeds are, in Mortgagee’s reasonable judgment, sufficient to cover the cost of such Restoration or, if insufficient, Mortgagor deposits with Mortgagee the amount of any such deficiency;

(b) Mortgagor shall deliver to Mortgagee contracts, plans and specifications for the Restoration which are satisfactory to Mortgagee;

(c) the work for which payment is requested has been done in a good and workmanlike manner and Mortgagor presents evidence satisfactory to Mortgagee of amounts owed or paid by Mortgagor for completed Restoration work;

Exhibit (b)(2)

(d) the Mortgaged Property, after such Restoration is or will be, in the reasonable judgment of Mortgagee, of an economic utility not less than that of the Mortgaged Property prior to the casualty or condemnation; and

(e) Mortgagor shall comply with such further conditions in connection with the use of such proceeds or award as Mortgagee may reasonably request.

Any balance remaining in the hands of Mortgagee after payment of such Restoration shall be retained by Mortgagee and applied to the payment of the Obligations.

5.3 Notwithstanding the foregoing provisions of this Article V regarding insurance or condemnation proceeds, if no Event of Default has occurred, and if such proceeds do not exceed $25,000.00, and if the undamaged or uncondemned portion of the Mortgaged Property can be continuously used during the Restoration period as a complete structure and operating facility in substantially the same manner as prior to the damage, Mortgagee will endorse and deliver to Mortgagor any check evidencing the collection of insurance or condemnation proceeds and Mortgagor will apply all of such funds to the Restoration and promptly provide Mortgagee with copies of all receipts, canceled checks and other written evidence of compliance herewith.

5.4 No damage, destruction or condemnation of the Mortgaged Property nor any application of insurance or condemnation proceeds to the payment of the Obligations shall postpone or reduce the amount of any of the current installments of principal or interest becoming due under the Obligations which shall continue to be made in accordance with the terms of the Obligations until the Obligations and all interest due thereunder are paid in full.

ARTICLE VI

Events of Default and Remedies

6.1 Each of the following shall constitute an “Event of Default” under this Mortgage and the other Documents:

(a) the occurrence of an Event of Default under the Loan Agreement; or

(b) failure of Mortgagor to provide the insurance required in Article III hereof; or

(c) the occurrence of a default or event of default under any one or more of the Documents.

6.2 Upon the occurrence of an Event of Default, Mortgagee shall have the right and is hereby authorized, but without any obligation to do so, to perform the defaulted obligation and to discharge Mortgagor’s obligations on behalf of Mortgagor and to pay any sums necessary for that purpose, and the sums so expended by Mortgagee shall be an obligation of Mortgagor, shall bear interest at the Default Interest Rate, be payable on demand, and be added to the Obligations. Mortgagee shall be subrogated to all the rights, equities and liens discharged by any such expenditure. Such performance by Mortgagee on behalf of Mortgagor shall not constitute a waiver by Mortgagee of such default and shall not limit Mortgagee’s rights, remedies and recourse hereunder, or the Obligations, or as otherwise provided at law or in equity. Notwithstanding that the Obligations shall not have been declared due and payable upon any such default, the Obligations shall bear interest at the Default Interest Rate from the date of notice and demand therefor by Mortgagee until such default shall have been completely cured and removed to the satisfaction of Mortgagee.

Exhibit (b)(2)

6.3 Upon the occurrence of an Event of Default, the entire unpaid balance of the principal, accrued interest and all other sums secured by this Mortgage shall, at the option of Mortgagee, become immediately due and payable without further notice or demand and Mortgagee shall have and may exercise all the rights and remedies permitted by law, including without limitation the right to foreclose this Mortgage, and proceed thereon to final judgment and execution thereon for the entire unpaid balance of the Obligations, with interest, at the Default Interest Rate and pursuant to the methods of calculation specified in the Note, together with all other sums secured by this Mortgage, all costs of suits, interest at the Default Interest Rate and reasonable attorney’s fees. In any such foreclosure proceedings, the Mortgaged Property shall be sold, at the sole option of Mortgagee, either (a) in one lot or unit and as an entirety; or (b) in such lots or units and in such order and manner as may be required by law; or (c) in the absence of any such requirement, in such lots or units and in such order and manner as Mortgagee may determine in its sole discretion.

6.4 Upon the occurrence of an Event of Default, Mortgagee shall have the right, without further notice or demand and without the appointment of a receiver, but with all the powers a receiver would have, to enter immediately upon and take possession of the Mortgaged Property, without further consent or assignment of Mortgagor or any subsequent owner of the Mortgaged Property, with the right to let the Mortgaged Property, or any part thereof, and to collect and receive all of the rents, issues, profits and other amounts due or to become due to Mortgagor or any such subsequent owner and to apply the same in such order of priority as Mortgagee shall determine at its sole option, after payment of all necessary charges and expenses in connection with the operation of the Mortgaged Property (including any managing agent’s commission), on account of Taxes, Rents, interest, principal, and insurance premiums and any advances for improvements, alterations or repairs or otherwise pursuant to the terms hereof for the account of Mortgagor, or on account of the Obligations. Mortgagee may institute legal proceedings against any tenant of the Mortgaged Property who commits an event of default under his/her/its lease. If Mortgagor or any such subsequent owner is occupying the Mortgaged Property or any part thereof, such Mortgagor or subsequent owner will, at the election of Mortgagee, either immediately vacate and surrender possession thereof to Mortgagee or pay to Mortgagee a fair and reasonable rental for the use thereof, monthly in advance, and, in default of so doing, Mortgagor or such subsequent owner may be dispossessed by legal proceedings or otherwise.

6.5 Upon any foreclosure sale, Mortgagee may bid for and purchase all or any portion of the Mortgaged Property and, upon compliance with the terms of the sale, may hold, retain and possess and dispose of such property in its own absolute right without further accountability. The proceeds of any foreclosure sale of the Mortgaged Property or any part thereof received by Mortgagee shall be applied by Mortgagee to the indebtedness secured hereby in such order and manner as Mortgagee may elect. Upon any foreclosure sale, Mortgagee may apply any or all of the indebtedness and other sums due to Mortgagee under the Note, the Guaranty, this Mortgage or any other Document to the price paid by Mortgagee at the foreclosure sale.

6.6 Mortgagor hereby waives any and all rights of redemption. Mortgagor further agrees, to the full extent permitted by law, that in case of an Event of Default, neither Mortgagor nor anyone claiming through or under it will set up, claim or seek to take advantage of any reinstatement, appraisement, valuation, stay or extension laws now or hereafter in force, or take any other action which would prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereat. Mortgagor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshaled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety. Mortgagor acknowledges that the transaction of which this Mortgage is a part is a transaction which does not include either agricultural real estate (as defined in Section 15-1201 of the Illinois Mortgage Foreclosure Law (735 ILCS 5/15-1101 et seq.) (the "Act")) or residential real estate (as defined in Section 15-1219 of the Act), and to the full extent permitted by law, hereby voluntarily and knowingly waives its rights to reinstatement and redemption as allowed under Section 15-1601 of the Act.

Exhibit (b)(2)

6.7 (a) Upon occurrence of an Event of Default, Mortgagee shall be entitled to sue for and to recover judgment against Mortgagor for the Obligations due and unpaid together with costs and expenses, including, without limitation, the reasonable compensation, expenses and disbursements of Mortgagee's lenders, attorneys and other representatives, either before, after or during the pendency of any proceedings for the enforcement of this Mortgage; and the right of Mortgagee to recover such judgment shall not be affected by any taking of possession or foreclosure sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the terms of this Mortgage, or the foreclosure of the lien hereof.

(b) In case of a foreclosure sale of all or any part of the Mortgaged Property and of the application of the proceeds of sale to the payment of the Obligations, Mortgagee shall be entitled to enforce all other rights and remedies under the Documents.

(c) Mortgagor hereby agrees, to the extent permitted by law, that no recovery of any judgment by Mortgagee under any of the Documents, and no attachment or levy of execution upon any of the Mortgaged Property or any other property of Mortgagor, shall (except as otherwise provided by law) in any way affect the lien of this Mortgage upon the Mortgaged Property or any part thereof or any lien, rights, powers or remedies of Mortgagee hereunder, but such lien, rights, powers and remedies shall continue unimpaired as before until the Obligations are paid in full.

(d) Any monies collected or received by Mortgagee under this Section shall be applied to the payment of compensation, expenses and disbursements of the lenders, attorneys and other representatives of Mortgagee, and the balance remaining shall be applied to the payment of the Obligations, in such order and manner as Mortgagee may elect, and any surplus, after payment of all Obligations, shall be paid to Mortgagor.

6.8 In the event that any provision in this Mortgage shall be inconsistent with any provision of the Act, the provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act. If any provision of this Mortgage shall grant to Mortgagee any rights or remedies upon default of Mortgagor which are more limited than the rights that would otherwise be vested in Mortgagee under the Act in the absence of said provision, Mortgagee shall be vested with the rights granted in the Act to the full extent permitted by law. Without limiting the generality of the foregoing, all expenses incurred by Mortgagee to the extent reimbursable under Sections 15-1510 and 15-1512 of the Act, whether incurred before or after any decree or judgment of foreclosure, and whether enumerated in this Mortgage, shall be added to the indebtedness secured by this Mortgage or by the judgment of foreclosure.

6.9 Upon the occurrence of an Event of Default, Mortgagee may proceed to protect and enforce its rights under this Mortgage by suit for specific performance of any covenant herein contained, or in aid of the execution of any power herein granted, or for the foreclosure of this Mortgage and the sale of the Mortgaged Property under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as Mortgagee shall deem most effectual for such purpose. The foregoing rights shall be in addition to, and not in lieu of, the rights of Mortgagee as a secured creditor under the applicable UCC with respect to any portion of the Mortgaged Property which is subject to such UCC. Mortgagee may also proceed in any other manner permitted by law to enforce its rights hereunder and under the other Documents.

Exhibit (b)(2)

6.10 No failure or delay on the part of Mortgagee in exercising any right, power or privilege under this Mortgage, and no course of dealings between Mortgagor and Mortgagee, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on Mortgagor shall entitle Mortgagor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Mortgagee to any other or further action in the same or other circumstances without notice or demand.

6.11 In any action to foreclose this Mortgage, Mortgagee, to the fullest extent permitted by law, shall be entitled as a matter of right to the appointment of a receiver of the Mortgaged Property and of the rents, revenues, issues, income and profits thereof, without notice or demand, and without regard to the adequacy of the security for the Obligations or the solvency of Mortgagor.

6.11 The rights and remedies of Mortgagee expressed or contained in this Mortgage are cumulative and no one of them shall be deemed to be exclusive of the others or of any right or remedy Mortgagee may now or hereafter have at law or in equity. The covenants of this Mortgage shall run with the Real Estate and bind Mortgagor and, unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, its successors and assigns and all subsequent owners, encumbrancers, tenants and subtenants of the Mortgaged Property and shall inure to the benefit of Mortgagee and its successors and assigns and all subsequent holders of this Mortgage and the Obligations.

6.12 Mortgagee may in its discretion from time to time grant to Mortgagor indulgences, forbearances and extensions of the Obligations, may release, with or without consideration, any portion of the Mortgaged Property from the lien hereof, and may accept other and further collateral security for the payment of and strict and faithful performance of the Obligations, all without otherwise affecting the liability of any person or impairing or affecting the lien or priority of this Mortgage, and the release of any portion of the Mortgaged Property from the lien hereof shall not affect the lien of this Mortgage with respect to the remainder of the Mortgaged Property.

6.13 Mortgagor hereby waives and relinquishes the benefits of all present and future laws (i) exempting the Mortgaged Property or any other property or any part of the proceeds of sale thereof from attachment, levy or sale on execution; (ii) staying execution or other process; and (iii) requiring valuation or appraisement of the Mortgaged Property or any other property levied or sold upon execution under any judgment recovered for the Obligations.

6.14 Upon the occurrence of an Event of Default, Mortgagor shall pay monthly in advance to Mortgagee, or to any receiver appointed at the request of Mortgagee to collect the rents, revenues, issues and profits of the Mortgaged Property, the fair and reasonable rental value for the use and occupancy of the Mortgaged Property or of such part thereof as may be possessed by Mortgagor. Upon default in payment thereof, Mortgagor shall vacate and surrender possession of the Mortgaged Property to Mortgagee or such receiver, and upon a failure to do so may be evicted by summary proceedings, in the manner hereinabove provided or otherwise.

Exhibit (b)(2)

ARTICLE VII

Compliance with Environmental Laws

7.1 Mortgagor represents, warrants and covenants as follows: (a) that the Mortgaged Property does not now contain nor shall there and Mortgagor warrants, covenants and agrees that there shall not hereafter be installed or used upon the Mortgaged Property friable asbestos or asbestos contaminating material, urea formaldehyde foam insulation or any other chemical, material or substance exposure to which is prohibited, limited or regulated by any federal, state, county, local or regional law or authority; (b) except for the Borrower Substances (as defined below) used and maintained by Mortgagor in the normal course of business and in accordance with Environmental Requirements (as defined below), the Mortgaged Property is, not now being used, nor has it been used in the past, nor shall it be used in the future for any activities involving, directly or indirectly the use, refining, production, handling, transfer, processing, generation, treatment, storage or disposal of any hazardous or toxic chemical, material, substance, or waste, including, without limitation any Hazardous Substance (as defined herein); (c) Mortgagor will not use, generate, store, collect, treat, dispose of, or otherwise introduce any Hazardous Substance into or on the Mortgaged Property, nor cause, suffer or allow anyone else to do so; (d) Mortgagor shall not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part, a releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances, into waters of the State of Illinois or onto lands from which it might flow or drain into said waters or into waters outside the jurisdiction of the State of Illinois where damage may result or have resulted to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by the State of Illinois, unless said release spill, leak, and so forth, is pursuant to and in compliance with the conditions of a permit issued by all appropriate federal or state governmental authorities; (e) Mortgagor agrees to comply promptly with all Environmental Requirements, and to immediately notify Mortgagee, in writing, of the discovery, discharge or release of any Hazardous Substance; (f) dispose of any residual waste or solid waste (as defined in any applicable Environmental Requirements) on the Mortgaged Property; (g) Mortgagor shall promptly supply Mortgagee, at Mortgagor’s sole expense, copies of all correspondence and submissions between Mortgagor and the Illinois Department of Environmental Protection or similar agency, the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, or any other local, state or federal authority which requires submissions of any information concerning environmental matters or Hazardous Substances with regard to the Mortgaged Property; (h) Mortgagor will promptly clean up any Hazardous Substances found on the Mortgaged Property; (i) Mortgagor has not been identified in any litigation, administrative proceeding, or investigation as a responsible party or potentially responsible party under any Environmental Requirements; and (j) the Mortgaged Property is not now nor has it ever been used as a landfill.

7.2 Mortgagor represents and warrants that Mortgagor has not received any communication, written or oral, from any federal, state or local agency concerning any intentional or unintentional action or omission on Mortgagor’s part in connection with the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances. Mortgagor agrees that it shall immediately notify Mortgagee should Mortgagor become aware of (a) the actual or potential existence of any Hazardous Substances on the Mortgaged Property, other than those utilized in the ordinary course of Mortgagor’s operations and which do not violate, or would not otherwise give rise to liability under any Environmental Requirements, (b) any direct or indirect violation of, or other exposure to liability under, any Environmental Requirements, (c) any lien, action or notice affecting the Mortgaged Property resulting from any violation or alleged violation of or liability or alleged liability under any Environmental Requirements, (d) the institution of any investigation, inquiry or proceeding concerning Mortgagor or the Mortgaged Property pursuant to any Environmental Requirements or otherwise relating to Hazardous Substances, or (e) the discovery of any occurrence, condition or state of facts which would render any representation or warranty contained in this Mortgage incorrect in any respect if made at the time of such discovery. Immediately upon receipt of same, Mortgagor shall deliver to Mortgagee copies of any and all requests for information, complaints citations, summonses, orders, notices, reports or other communications, documents or instruments in any way relating to any actual, alleged or potential violation or liability of any nature whatsoever arising under Environmental Requirements and relating to the Mortgaged Property or to Mortgagor.

Exhibit (b)(2)

7.3 For all Hazardous Substances at any time located on any of Mortgagor’s Real Property, Mortgagor shall take or cause to be taken, at Mortgagor’s sole expense, all such actions as may be necessary to comply with all Environmental Requirements. If Mortgagor shall fail to take all such actions, Mortgagee may make advances or payments towards performance or satisfaction of the same (but shall be under no obligation so to do) and all sums so advanced or paid, including all sums advanced or paid by Mortgagee in connection with any judicial or administrative investigation or proceedings relating thereto (including, but without limitation, reasonable attorneys’ fees, fines or other penalty payments), shall be immediately repayable by Mortgagor and all sums so advanced or paid shall become a part of the obligations secured by this Mortgage.

7.4 To the maximum extent permitted by applicable law, Mortgagor agrees at all times hereafter, absolutely and unconditionally, to indemnify, defend and hold Mortgagee and Mortgagee’s parents, subsidiaries, successors, endorsees, and assignees, and any officer, director, shareholder, employee or agent of any of the foregoing (collectively, the “Indemnified Parties”), harmless from and against any and all Damages (as defined below) which any of such Indemnified Parties may sustain by reason of Mortgagor’s breach of any of the foregoing representations, warranties or covenants or by reason of Mortgagor’s failure, or the failure of any of Mortgagor’s predecessor(s) in title to the Mortgaged Property, or the failure of any of Mortgagor’s tenants, to perform any of its, or their, obligations pursuant to the Environmental Requirements. The provisions of this paragraph shall survive the repayment of the Secured Obligations and any transfer of the Mortgaged Property, including a transfer after a foreclosure of this Mortgage and the delivery of the Deed effecting such transfer.

7.5 Mortgagee reserves the right to disclose any and all information, including information relating to Hazardous Substances, of which it becomes apprised, to the appropriate municipal, state or federal agencies when Mortgagee in its sole discretion deems such disclosure appropriate.

7.6 For purposes of this Article VII:

(1) “Damages” means all liabilities, obligations, claims, demands, suits, controversies, actions, causes of action, orders, writs, and judgments including, but without limitation, costs, expenses, attorneys’ fees, consultants’ fees, environmental clean-up costs, natural resources damage, fines, penalties, consequential damages, injury, death or other damages to person(s), personal or real property, and business enterprises, now or in the future arising out of or relating to any environmental condition related to the Mortgaged Property including, but not limited to:

(a)	any actual or threatened release of any Hazardous Substance (as defined herein);

(b)	any violation of any federal, state or local environmental law that is caused, suffered, allowed or permitted by Mortgagor; or

(c)
any other environmental condition that may cause Mortgagee to sustain any damages regardless of whether such environmental condition resulted from any act or omission of Mortgagor, one or more third parties or some combination thereof, whether heretofore, now or hereafter existing or occurring.

Exhibit (b)(2)

(2) “Environmental Requirements” means any and all applicable federal, state or local environmental laws, statutes, ordinances, regulations or standards, or administrative or court orders or decrees, or settlement agreements, now or hereafter in effect.

(3) “Hazardous Substance(s)” shall mean and include any material or substance that contains:

(a)
any “hazardous substance”, “pollutant” or “contaminant” or “hazardous waste” as defined in any applicable federal statute, law, rule or regulation now or hereafter in effect including but without limitation, Sections 101(14) and (33) of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601(14) and (33)) or 42 U.S.C. 6903(5) or 40 C.F.R. Part 302 or any amendment thereto or any replacement thereof or in any statute or regulation relating in any way to the environment, whether similar or dissimilar, now or hereafter in effect;

(b)
any hazardous substance, hazardous waste, residual waste or solid as those terms are now or hereafter defined in any applicable federal, state or local law, rule or regulation or in any statute or regulation relating in any way to the environment, whether similar or dissimilar, now or hereafter in effect;

(c)
any substance subject to the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq. or equivalent or similar state laws, or the regulations promulgated thereunder or in any amendment thereto or in any replacement thereof or in any similar statute or regulation now or hereafter in effect;

(d)
any substance containing petroleum, as that term is defined in Section 9001(8) of the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6991(8)) or 40 C.F.R. Section 280.1 or in any amendment thereto or any replacement thereof or in any similar statute or regulation now or hereafter in effect; or

(e)
any other substance containing friable asbestos or asbestos contaminated material, urea formaldehyde foam insulation or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state, county, local or regional law or authority; or

(f)
any other substance for which any federal, state or local governmental entity now or hereafter requires special handling in its use, transportation, accumulation, collection, storage, treatment or disposal; or

Exhibit (b)(2)

(g)	Toxic Mold (as defined below).

(4) “Toxic Mold” shall mean any fungal or bacterial bioaerosol (including, without limitation, Stachybotrys chartarum (“black mold”), spores, mycotoxins, endotoxins, bacterial cells, and volatile organic compounds (VOCs)), or any other mold or fungus, in, on or affecting the Mortgaged Property, which is of a type determined by the application of reasonably acceptable scientific practices to pose a risk to human health or the environment or could have a material adverse effect on the value of the Mortgaged Property.

(5) “Borrower Substances” shall mean all materials listed as "refrigerants" in Tables 1 and 2 of the ASHRAE Standard 34, and any materials, substance or chemicals used, stored, handled or generated in the normal course of business in connection with the following operations conducted at the Mortgaged Property: refrigerant reclamation, refrigerant blending and packaging, refrigerant separation, refrigerant testing laboratory, and hydrostatic testing of cylinders.

7.7 Mortgagee may at any time enter upon the Mortgaged Property to perform or cause to be performed any environmental tests including soil borings and ground water wells, as Mortgagee deems necessary. All such tests will be performed at Mortgagor’s expense.

7.8 The representations, covenants, and indemnification contained in this Article VII shall survive the occurrence of any event whatsoever including, but not limited to, the payment of the obligations secured by this Mortgage.

ARTICLE VIII

Miscellaneous Provisions

8.1 All notices, demands, requests and consents required under this Mortgage shall be in writing. All such notices, demands, requests and consents shall be deemed to have been properly given if hand delivered or sent by United States registered or certified mail, return receipt requested, postage prepaid, if addressed to Mortgagee at 580 White Plains Road, Suite 610, Tarrytown, New York 10591, Attention: John P. Reilly, Managing Partner, with a copy in all instances to Michael P. Bonner, Esquire, Stradley, Ronon, Stevens & Young, LLP, Woodland Falls Corporate Park, 200 Lake Drive East, Suite 100, Cherry Hill, New Jersey 08002, and if addressed to Mortgagor at the address set forth on the first page of this Mortgage, or at such other address or addresses as either party may hereafter designate in writing to the other. Notices, demands and requests which shall be served by registered or certified mail, return receipt requested, upon Mortgagor or Mortgagee, in the manner aforesaid, shall be deemed sufficiently served or given for all purposes hereunder three (3) days after the time such notice, demand or request shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid, in any Post Office or Branch Post Office regularly maintained by the United States Government.

8.2 This Mortgage will be duly recorded in the Office for the Recording of Deeds and Mortgages in and for the County in which the Real Estate is located and Mortgagor shall pay all recording fees and other costs incurred in connection therewith.

8.3 All amendments and modifications of this Mortgage must be in writing.

8.4 If any term or provision of this Mortgage or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and be enforced to the fullest extent permitted by law. This Mortgage is intended to secured such future advances and to be eligible for all of the benefits of any provisions of any rule or law that would grant greater protection to Mortgagee or greater priority for the lien of this Mortgage as it secures any advance.

Exhibit (b)(2)

8.5 This Mortgage secures, among other things, the full and timely payment and performance of the Secured Obligations. It is further understood and agreed that this Mortgage secures present and future advances, in the aggregate amount secured hereby, made by Mortgagee to or for the benefit of Mortgagor and that the lien of such future advances shall relate back to the date of this Mortgage.

8.6 WAIVER OF JURY TRIAL. MORTGAGOR AND MORTGAGEE IRREVOCABLY, AS AN INDEPENDENT COVENANT, WAIVE JURY TRIAL AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING BETWEEN MORTGAGOR AND MORTGAGEE, WHETHER HEREUNDER OR OTHERWISE.

8.7 This Mortgage and all terms, covenants and conditions hereof shall inure to the benefit of and bind the parties hereto, their successors and assigns, to the extent assignments are permitted herein.

8.8 This Mortgage secures Obligations which have an adjustable or floating rate feature.

8.9 MORTGAGOR HAS RECEIVED A FULLY EXECUTED COPY OF THIS MORTGAGE WITHOUT CHARGE.

8.10 This Mortgage shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that rights and remedies related to realizing upon the Mortgaged Property are governed by the laws of the State of Illinois.

SIGNATURES APPEAR ON THE FOLLOWING PAGE.

Exhibit (b)(2)

IN WITNESS WHEREOF, Mortgagor, intending to be legally bound hereby, has executed and delivered this Mortgage as of the day and year first above written.

HUDSON TECHNOLOGIES COMPANY,
a Tennessee corporation

By:	/s/ Brian F. Coleman
Name: Brian F. Coleman
Title: President and Chief Operating Officer

STATE OF NEW YORK	)
) SS
COUNTY OF ROCKLAND\	)

I, Stephen P. Mandracchia, a Notary Public in and for and residing in said County and State, DO HEREBY CERTIFY THAT Brian F. Coleman, the President and Chief Operating Officer of Hudson Technologies Company, a Tennessee corporation, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered said instrument, effective as of June 26, 2007, as his own free and voluntary act and as the free and voluntary act of said corporation for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this 26th day of June, 2007.

/s/ Stephen Mandracchia
Notary Public, State of New York
No. 471711
Qualified in Orange County
My Commission Expires: August 30, 2012

Exhibit (b)(2)

EXHIBIT A

LEGAL DESCRIPTION OF REAL ESTATE

Address: 3402 N. Mattis Avenue

Property Tax ID: 41-14-35-100-049

A part of the Northwest Quarter of the Northwest Quarter of Section 35, Township 20 North, Range 8 East of the Third Principal Meridian in Champaign County, Illinois, described as follows:

Beginning at the Northwest corner of Section 35, Township 20 North, Range 8 East of the Third Principal Meridian, thence South 89 degrees 18 minutes 06 seconds East along the North line of said Section 35, 50.00 feet for a true point of beginning; thence South 89 degrees 18 minutes 06 seconds East along the North line of Section 35, 400.00 feet; thence South 00 degrees 41 minutes 54 seconds West, 465.00 feet; thence North 89 degrees 18 minutes 06 seconds West parallel with the North line of said Section 35, 378.49 feet to the Easterly right of way line of Fisher Road, thence North 02 degrees 51 minutes 14 seconds West along the Easterly right of way line of Fisher Road, 310.71 feet; thence North 00 degrees 08 minutes 07 seconds West along the Easterly right of way line of Fisher Road, 154.90 feet to the place of beginning, situated in Champaign County, Illinois.

Exhibit (b)(2)

EXHIBIT B

PERMITTED ENCUMBRANCES

1. Certain liens, encumbrances, easements and other restrictions as more fully set forth in Schedule B of the marked-up title report dated on or about the date hereof, Commitment No. 11006758 (File No. ILCLT07-0924), issued by Land Services USA, Inc., as agent for LandAmerica Lawyers Title.

2. The liens listed in Schedule 5.17 of the Loan Agreement, as such Schedule 5.17 may be revised from time to time.

Exhibit (b)(2)

SCHEDULE I

INTEREST RATE(S)

At the option of Mortgagee, the greater of: (a) the prime rate published in the “Money Rates” column of The Wall Street Journal from time to time or, in the event that The Wall Street Journal is not available at any time, such rate published in another publication as determined by Lender plus thirty seven and one-half (37.5) basis points per annum, or (b) six and one-half percent (6-1/2%) per annum.